UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2016 (May 26, 2016)
ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429,
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (276) 619-4410
(Former name or former address, if changed since last report)
____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed by Alpha Natural Resources, Inc. (the “Company”), on August 3, 2015, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) for relief under the provisions of chapter 11 of title 11 of the United States Code. The Debtors’ chapter 11 cases are being jointly administered under the caption In re Alpha Natural Resources, Inc., et al., Case No. 15-33896 (Bankr. E.D. Va.).

Also, as previously reported, Pennsylvania Land Resources, LLC (“PLR”), a wholly-owned subsidiary of Alpha and one of the Debtors, entered into an amended and restated asset purchase agreement (the “Rice Purchase Agreement”) with Rice Drilling B LLC (“Rice”), an affiliate of Rice Energy, Inc., whereby Rice would purchase substantially all of the assets of PLR for $200 million in cash, subject to limited purchase price adjustments, and the assumption of certain liabilities. The Rice Purchase Agreement constituted a “stalking horse bid” for the PLR assets in accordance with bidding procedures previously approved by the Bankruptcy Court, and included certain bid protections for Rice, including a maximum expense reimbursement of $1.5 million and a break-up fee of $2 million (the “Bid Protections”). On April 26, 2016, after a hearing, the Bankruptcy Court entered an order: (a) designating Rice as the stalking horse bidder for the PLR assets on terms of the Rice Purchase Agreement, subject to higher or better bids; (b) approving the Bid Protections; and (c) granting certain related relief. The Purchase Agreement with Rice remained subject to competing bids under the court-approved bidding procedures.

Four additional qualified bids were received by the Debtors for the PLR assets under the bidding procedures, and an auction among the qualified bidders was conducted on May 16, 2016. Prior to the conclusion of the auction, Vantage Energy Appalachia II LLC ("Vantage") was designated as the successful bidder for the PLR assets on terms of an asset purchase agreement (the "Vantage Purchase Agreement") with a cash purchase price of $339,500,000. After accounting for the payment of the Bid Protections to Rice, the anticipated cash proceeds payable to the Debtors is expected to be $336,000,000. Prior to the conclusion of the auction, Rice was designated as the back up bidder with proposed purchase price $1,000,000 less than the Vantage bid and otherwise on the terms of the Rice Purchase Agreement. On May 17, 2016, the Debtors filed Notice of Designation of Successful Bid and Next Best Bid for PLR Assets with the Bankruptcy Court, attaching a copy of the Vantage Purchase Agreement.

Pursuant to the terms of the Vantage Purchase Agreement, PLR and certain affiliated entities will sell leasehold interests in approximately 27,400 net undeveloped Marcellus acres, as well as fee interests in the oil and gas underlying an additional 3,200 gross acres. Included within the acreage to be acquired by Vantage are the rights to the Utica on approximately 23,500 net acres. The Vantage Purchase Agreement provides that at closing, Vantage and certain Alpha affiliates will enter into agreements providing for the rights of the parties with respect to the development of (a) the coal, by the Alpha affiliates or their successors in interest and (b) the oil and gas, by Vantage. Subject to certain terms and conditions, including the prior written consent of PLR, Vantage may assign its rights under the Vantage Purchase Agreement to an affiliate or other assignee; however, any such assignment will not relieve Vantage of its obligations under the Vantage Purchase Agreement.

The foregoing description of the Vantage Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Vantage Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

After a hearing on May 26, 2016, the Bankruptcy Court entered an order approving the sale of the PLR assets to Vantage (or its permitted assignee) on the terms of the Vantage Purchase Agreement. Rice's bid was approved as the back-up bidder. If the sale to Vantage (or its permitted assignee) does not close, Rice's bid will remain open until August 15, 2016, and the Debtors will be authorized, but not required, to close the sale of the PLR assets to Rice.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 2.1*	Asset Purchase Agreement, between Pennsylvania Land Resources, LLC and Vantage Energy Appalachia II LLC, dated as of May 16, 2016.
* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

June 2, 2016	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 2.1*	Asset Purchase Agreement, between Pennsylvania Land Resources, LLC and Vantage Energy Appalachia II LLC, dated as of May 16, 2016.
* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.